CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated December 14, 2006 relating to the consolidated financial statements of Upstream Biosciences Inc., which appears in Upstream Biosciences Inc.’s Transition Report on Form 10-KSB for the period from January 1, 2006 to September 30, 2006.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

May 18, 2007